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                                                                 Exhibit 99.04


                    CONSENT OF SALOMON SMITH BARNEY INC.



The Board of Directors
Crompton & Knowles Corporation
One Station Place, Metro Center
Stamford, Connecticut  06902

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated May 31, 1999 as Appendix D to, and to the reference thereto under the captions "SUMMARY -- Opinions that the Exchange Ratio is Fair to Stockholders From a Financial Point of View -- Crompton stockholders," "THE MERGER -- Background of the Merger," "-- Recommendation of the Crompton Board and Reasons for the Merger" and "-- Opinion of Crompton's Financial Advisor" in, the Joint Proxy Statement/Prospectus of Crompton & Knowles Corporation ("Crompton") and Witco Corporation ("Witco") relating to the proposed merger involving Crompton and Witco, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of CK Witco Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                     /s/ SALOMON SMITH BARNEY INC.
                                     -----------------------------
                                     SALOMON SMITH BARNEY INC.




New York, New York
July 27, 1999